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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 15


Certificate and Notice of Termination of Registration under Section 12(g) of the
  Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934


                         Commission File Number 0-25088


                       PERRY COUNTY FINANCIAL CORPORATION
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             (Exact name of registrant as specified in its charter)


       14 North Jackson Street, Perryville, Missouri 63775; (573)547-4581
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     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock, $0.01 par value
                         Preferred Stock, $0.01 par value
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            (Title of each class of securities covered by this Form)


                                      None
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           (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)     /X/             Rule 12h-3(b)(1)(ii)    / /
Rule 12g-4(a)(1)(ii)    / /             Rule 12h-3(b)(2)(i)     / /
Rule 12g-4(a)(2)(i)     / /             Rule 12h-3(b)(2)(ii)    / /
Rule 12g-4(a)(2)(ii)    / /             Rule 15d-6              / /
Rule 12h-3(b)(1)(i)     /X/


                                        1
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(Approximate number of holders of record as of the certification or notice date)

Pursuant to the requirements of the Securities Exchange Act of 1934, Perry County Financial Corporation has caused this Certificate and Notice to be signed on its behalf by the undersigned duly authorized person.


                                        JEFFERSON COUNTY BANCSHARES, INC., as
                                        successor by merger to PERRY COUNTY
                                        FINANCIAL CORPORATION



DATE: July 5, 2001                      By: /s/ Michael W. Walsh
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                                            Michael W. Walsh, President